                                                                       EXHIBIT 3


MASNET No. 11 OF 25.05.2000
Announcement No. 11

CHARTERED SEMICONDUCTOR MANUFACTURING LTD

NOTICE OF CHANGES IN DIRECTOR'S INTERESTS

NAME OF DIRECTOR:                                            Barry Waite

DATE OF NOTICE TO COMPANY:                                   25/05/2000

DATE OF CHANGE OF INTEREST:                                  24/05/2000

NAME OF REGISTERED HOLDER:                                   Barry Waite

CIRCUMSTANCE GIVING RISE TO THE CHANGE:                      Sales in open market at own discretion

SHARES HELD IN THE NAME OF REGISTERED HOLDER

NO. OF SHARES OF THE CHANGE:                                 1,254,960
% OF ISSUED SHARE CAPITAL:                                   0.091

AMOUNT OF CONSIDERATION PER SHARE EXCLUDING
BROKERAGE,GST,STAMP DUTIES,CLEARING FEE:                     S$11.72

NO. OF SHARES HELD BEFORE CHANGE:                            2,946,960
% OF ISSUED SHARE CAPITAL:                                   0.214

NO. OF SHARES HELD AFTER CHANGE:                             1,692,000
% OF ISSUED SHARE CAPITAL:                                   0.123

HOLDINGS OF DIRECTOR INCLUDING DIRECT AND DEEMED INTEREST

                                                                                 DEEMED              DIRECT
NO. OF SHARES HELD BEFORE CHANGE:                                                   0               2,946,960
% OF ISSUED SHARE CAPITAL:                                                                              0.214

NO. OF SHARES HELD AFTER CHANGE:                                                    0               1,692,000
% OF ISSUED SHARE CAPITAL:                                                                              0.123

TOTAL SHARES:                                                                       0               1,692,000

Submitted by Nancy Tan See Sin, Joint Company Secretary on 25/05/2000 to the SGX